UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2012

Strategic Hotels & Resorts, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32223	33-1082757
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 658-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 21, 2012, the board of directors (the “Board”) of Strategic Hotels & Resorts, Inc. (the “Company”), following a recommendation from the Board’s corporate governance and nominating committee (the “CG&N Committee”), unanimously approved (i) an increase in the size of the Board by one seat and (ii) the appointment of Sheli Z. Rosenberg as a director of the Company to fill the newly created vacancy on the Board, effective as of March 21, 2012 (the “Appointment Date”). Ms. Rosenberg will serve until the Company’s 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and until her successor is elected and qualified, or until her earlier resignation or removal. In addition, Ms. Rosenberg was appointed to serve on the Board’s compensation committee and CG&N Committee effective as of the Appointment Date. The Board determined that Ms. Rosenberg is “independent” under the listing standards of the New York Stock Exchange. As a non-employee director, Ms. Rosenberg is entitled to receive: (i) an annual cash retainer of $35,000, payable quarterly in arrears and (ii) an annual grant of fully-vested restricted stock units (“RSUs”) under the Company’s Second Amended & Restated 2004 Incentive Plan (the “2004 Plan”) on the date of the Company’s annual meeting at the lesser of 12,500 RSUs or $50,000. Ms. Rosenberg is also entitled to receive $1,500 for each meeting of the Board and each committee meeting she attends. On April 2, 2012, Ms. Rosenberg will receive a pro-rata RSU grant under the 2004 Plan for her period of service from the Appointment Date through the 2012 Annual Meeting. A copy of the Company’s press release announcing Ms. Rosenberg’s appointment to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated March 26, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2012

STRATEGIC HOTELS & RESORTS, INC.

By:		/s/ Paula C. Maggio
	Name:	Paula C. Maggio
	Title:	Senior Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated March 26, 2012